Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form S-1/A of Ottawa Bancorp, Inc. of our report dated March 30, 2016, relating to our audits of the consolidated financial statements of Ottawa Savings Bancorp, Inc. and Subsidiary, appearing in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Chicago, Illinois

July 28, 2016